Exhibit 15.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements of our reports dated February 24, 2023, with respect to the consolidated financial statements of NatWest Group plc (the ‘Group’) and the effectiveness of internal control over financial reporting of the Group included in this Annual Report (Form 20-F) of the Group for the year ended December 31, 2022.

1.	F-3 333-261837
2.	S-8 333-197023
3.	S-8 333-179967
4.	S-8 333-174641
5.	S-8 333-171227
6.	S-8 333-160220
7.	S-8 333-130558
8.	S-8 333-153673
9.	S-8 333-120980
10.	S-8 333-115726
11.	S-8 333-85208

/s/ Ernst & Young LLP

London, United Kingdom

February 24, 2023